Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

American Depositary Shares (“ADSs”), each representing one ordinary share with nominal value of $0.0004 per share of Cian PLC (“we,” “our,” “us,” or the “Company”) are listed and traded on the New York Stock Exchange and, in connection with this listing (but not for trading), our ordinary shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of our ordinary shares and (ii) ADS holders. Ordinary shares underlying the ADSs are held by The Bank of New York Mellon, as depositary, and holders of ADSs will not be treated as holders of our ordinary shares.

Description of Share Capital and Articles of Association

The following is a summary of certain provisions of the articles of association and the Cyprus law insofar as they relate to the material terms of our ordinary shares. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our articles of association and Cyprus law.

Ordinary Shares

General

There are no limitations on the rights to own our ordinary shares, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares under Cyprus Law or our articles of association.

Voting Rights

Holders of our ordinary shares are entitled to one vote per share.

Every shareholder will have:

●	one vote on a show of hands; and
●	one vote for every ordinary share such shareholder holds on a poll.

Notwithstanding the foregoing, if a general meeting is proposed:

●	(i) for the amendment of our articles of association in relation to the procedure and rights to appoint and remove any director that Elbrus Capital is entitled to appoint and remove or (ii) for consideration of any resolution that would directly or indirectly affect the rights of Elbrus Capital to appoint and remove the directors it is entitled to appoint and remove, the shares held by Elbrus Capital will, if Elbrus Capital votes against such resolutions, confer on it in total the same number of votes as the shares held by all other shareholders who have voted in favour of such resolutions; and
●	for the amendment of our articles of association in relation to the procedure and rights to appoint and remove Maksim Melnikov as director or (ii) for consideration of any resolution that would directly or indirectly affect the rights of Maksim Melnikov (or of any trusts or nominees acting on his behalf) to appoint and remove Maksim Melnikov as director, the shares held by Maksim Melnikov (or, if applicable, such trust(s) or nominee(s)) will, if Maksim Melnikov (or, if applicable, such trust(s) or nominee(s)) votes against such resolutions and until the Rights Expiry Date only, confer in total the same number of votes as the shares held by all other shareholders who have voted in favour of such resolutions.

Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

●	the chairman of such meeting;

●	at least three shareholders having the right to vote at the meeting present in person or by proxy;
●	one or more shareholders representing in aggregate at least 10% of the total voting rights of all shareholders having a right to vote at such meeting present in person or by proxy; or
●	one or more shareholders, present in person or by proxy, holding shares conferring a right to vote at such meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth (1/10) of the total sum paid up on all the shares conferring that right.

Each shareholder is entitled to attend general meetings, to address the meeting and, subject to all calls and other amounts payable by such shareholder in respect of its shares having been paid, to exercise any voting rights such shareholder may have.

A corporate shareholder may, by resolution of its directors or other governing body, authorize a person to act as its representative at general meetings and that person may exercise the same powers as the corporate shareholder could exercise if it were an individual shareholder. No shareholder is entitled to vote at any general meeting unless all calls and other amounts payable by such shareholder in respect of shares have been fully paid.

Shareholders may attend meetings in person or be represented by proxy authorized in writing.

The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if the appointer is a corporation, either under seal, or under the hand of an officer or attorney duly authorized. A proxy does not need to be a shareholder.

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at our registered office or at such other place within Cyprus as is specified for that purpose in the notice convening the meeting at any time before the time for holding the meeting or adjourned meeting, at which the person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

We have not provided for cumulative voting for the election of directors.

Commissions

Our articles of association allow for our directors to approve the payment of commissions in accordance with section 52 of the Companies Law, in connection with the sale of shares in the Company.

Dividends

We may only pay out dividends of the profits as shown in our adopted annual IFRS accounts. Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our net assets below the total sum of the issued share capital and the reserves that we must maintain under Cyprus law and our articles of association.

Interim dividends can only be paid if interim accounts are drawn up showing that funds available for distribution are sufficient and the amount to be distributed may not exceed the total profits made since the end of the financial year for which the annual accounts have been drawn up, plus any profits transferred from the last financial year, and the withheld funds made of the reserves available for this purpose, minus any losses of the previous financial years and funds which must be put in reserve pursuant to the requirements of the law and our articles of association.

Pre-emptive Rights

Under the Cyprus Companies Law, each existing shareholder has a right of pre-emption to subscribe for any new shares to be issued by us and/or other securities giving the right to purchase our shares, or which are convertible into our shares in cash, in proportion to the aggregate number of such shares and/or securities of such shareholder, except that there are no obligatory pre-emption rights with respect to shares issued for non-cash consideration.

Under our articles of association, we have to notify all shareholders in writing of the number of ordinary shares and/or other securities, giving the right to purchase our shares or which are convertible into our shares, which the shareholders are entitled to acquire and the time period within which the offer, if not accepted, shall be deemed to have been rejected.

Each shareholder will have not less than 14 business days following dispatch of the notice of the offer to notify us of its desire to exercise its pre-emption right on the same terms and conditions proposed in the notice. If all the shareholders do not fully exercise all their pre-emption rights, the board of directors, provided that such authority has been granted by the general meeting, may decide to offer and sell the remaining shares to third parties on terms not more favorable than those indicated in the notice.

Shareholders’ pre-emption rights may be waived by a resolution of the general meeting adopted by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented, and a simple majority when at least half of the issued share capital is represented. In connection with such waiver, the board of directors must present a written report indicating the reasons why the right of pre-emption should be waived and justifying the proposed issue price. A copy of the said resolution of the general meeting must be delivered to the Registrar of Companies in Cyprus and be published in the Official Gazette of the Republic of Cyprus.

Our shareholders have authorized the disapplication of pre-emptive rights for a period of five years from the date of the completion of our initial public offering (such date of completion being November 9, 2021) in connection with the issue of all newly issued ordinary shares, including, to the extent relevant, any ordinary shares issued in the form of ADSs.

Variation of Rights

Under the Cyprus Companies Law and our articles of association, generally any change to the amount of our share capital, the division of our share capital into additional classes, or any change to the rights attached to any class of shares must be approved by a separate vote of each class of shares affected by the change. Variation of class rights requires approval by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented and a simple majority when at least half of the issued share capital is represented. Members voting against the variation of that class, who between them hold or represent 15% of the issued shares of that class, may apply to the court to set aside the variation.

Alteration of Capital

The following alterations to our share capital may be effected by approval of a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital, if less than half of the issued share capital is represented, and by simple majority when at least half of the issued share capital is represented at a general meeting of our shareholders:

●	an increase in our authorized share capital;
●	the consolidation and division of any or all of our shares into shares representing a greater proportion of our share capital each;
●	the subdivision of all or part of our shares; and
●	the cancellation of any shares that have not been taken by any person at the date of the passing of the resolution.

We may also, by special resolution of a general meeting of shareholders, reduce our share capital, any capital redemption reserve account or any share premium account. Following the adoption of a special resolution for the reduction of capital, a company must apply to the Cypriot court for ratification of such special resolution. The Cypriot court shall take into account the position of the creditors of the company in deciding whether to ratify the resolution. Once the court ratifies the resolution, the court order, together with the special resolution, are filed with the Cyprus Registrar of Companies.

Issuance of Shares

Our articles of association provide for a possibility to issue multiple classes of shares and the share capital of the Company may be divided into multiple classes of shares. The general meeting may, pursuant to our articles of association and in accordance with the Cyprus Companies Law, grant authority to the board of directors to issue and allot new shares out of the authorized but unissued share capital of the Company for a period of a maximum of five years subject to any pre-emption rights in our articles of association. Such power may be renewed one or more times by the general meeting for a maximum of five years each time. Our shareholders have for a period of five years authorized our board of directors to issue and allot 65 million shares out of our authorized but unissued share capital.

Buyback of Shares

The Company may, subject to certain statutory requirements, terms and conditions, buyback shares in its issued share capital not exceeding 10% in nominal value of the entire issued share capital of the Company. The relevant provisions regarding the buyback of shares under the Cyprus Companies Law are vague and unclear in some respects, and their practical implication is unclear and could prevent a buyback. As relevant provisions are broadly drafted, there is a strong argument that the Cyprus Companies Law only applies to companies the shares of which are listed on the Cyprus Stock Exchange, noting that if the shares are not listed on the Cyprus Stock Exchange, there are considerable gaps relating to, for example, what the maximum buyback price is and what is the maximum percentage of shares that can be bought back. The Cyprus Companies Law provides that a company can purchase its own shares, provided that it is permitted to do so via its articles of association and via the passing of a special resolution, which gives authority to the board of directors to proceed with a buyback. The authority granted to the directors can have a maximum duration of 12 months from the date the decision on the buyback is taken and should also set the terms and method of acquisition, including the proposed maximum number of shares to be acquired, the minimum and maximum price and the maximum duration of holding of the shares. The maximum duration of the period over which the company can hold the shares cannot exceed two years, and a buyback cannot be carried out unless it is done using realized and non-distributed profits, which would have been available for distribution as dividends. As the Cyprus Companies Law is currently drafted, these relevant provisions only apply to shares and do not clearly apply to ADSs and, therefore, there is a strong argument that the Company cannot buy back the ADSs.

Resolutions

The Cyprus Companies Law names three types of resolutions that may be submitted to a shareholder vote: ordinary resolutions, extraordinary resolutions and special resolutions.

There is no definition in the Cyprus Companies Law of an ordinary resolution. An ordinary resolution must be approved by a majority vote of shareholders having voting rights present at the meeting, voting in person or through a proxy and the company must provide at least 14-days advance notice of such meeting to shareholders.

The Cyprus Companies Law defines extraordinary resolutions and special resolutions. An extraordinary resolution must be approved by at least 75% of shareholders having voting rights present at the meeting, voting in person or through a proxy. The meeting requires an advance notice of at least 14 days and such notice must specify the intention to propose the resolution as an extraordinary resolution. A special resolution must be approved by at least 75% of shareholders having voting rights present at the meeting, voting in person or through a proxy and the company must provide at least 21 days’ advance notice of such meeting to shareholders.

A special resolution is required, among other things, to amend our articles of association, to change the name of the company, to reduce company’s share capital and to amend the objectives of the company.

Certain resolutions, such as a resolution waiving pre-emption rights in respect of a new issue of shares for a cash consideration or a resolution altering the company’s share capital, require a majority of two-thirds of the votes, corresponding either to the represented securities or to the represented issued share capital if less than half of the issued share capital is represented. Alternatively, they require a simple majority of the votes when at least half of the issued share capital is represented.

The Cyprus Companies Law provides for the approval of certain matters requiring the 75% vote of our shareholders, including, but not limited to, the following matters:

●	amendments to the memorandum of association (such resolution also requires confirmation by the court);
●	changes to the company’s name;
●	amendments to the company’s articles of association;
●	the purchase of the company’s own shares; and
●	the reduction of the company’s capital (such resolution also requires confirmation by the court).

Meetings of Shareholders

We are required to hold an annual general meeting of shareholders each year on such day and at such place as the directors may determine. The directors may, whenever they think fit, decide to convene an extraordinary general meeting. Under the Cyprus Companies Law, extraordinary general meetings can also be convened by the request of shareholders holding at the date of the deposit of the requisition at least 10% of such of the paid in capital of the company as of the date of the deposit carries the right of voting at general meetings of the company.

Annual general meetings and meetings where a special resolution will be proposed can be convened by the board of directors by issuing a notice in writing specifying the matters to be discussed at least 21 days prior to the meeting. All other general meetings may be convened by the board by issuing a written notice at least 14 days prior to the meeting. Meetings may be called by shorter notice and shall be deemed to have been duly called if it is so agreed:

●	in the case of an annual general meeting, by all the shareholders entitled to attend and vote; and
●	in the case of any other meeting, by shareholders representing a majority in number of the shareholders entitled to attend and vote at the meeting and that hold at least 95% in nominal value of the shares entitled to vote at the meeting.

Pursuant to our articles of association, we may give notice to a shareholder either personally or by sending it by post or email to the intended recipient or to such shareholder’s registered address. Where a notice is sent by post, service of the notice shall be deemed effected provided that it has been properly mailed, addressed, and posted, at the expiration of twenty-four (24) hours after the same is posted. Where a notice is sent by electronic mail, service of the notice shall be deemed to be effected as soon as it is sent, provided there is no notification of non-receipt.

We may give notice to the joint shareholders of a share by giving the notice to the joint shareholder first named in the register of members in respect of the share. We may give notice to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

Notice of every general meeting shall be given in any manner described above to:

●	Elbrus Capital only, in the case of a general meeting convened for the consideration of the appointment or removal of a director appointed by Elbrus Capital;

●	Maksim Melnikov (or one or more trusts or nominees acting on his behalf) only, in the case of a general meeting convened prior to the Rights Expiry Date for the consideration of the appointment or removal of Maksim Melnikov as director;
●	every shareholder except those shareholders who have not supplied us a registered address for the giving of notices to them;
●	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a shareholder, but for his death or bankruptcy would be entitled to receive notice of the meeting; and
●	our auditor (only in the case of annual general meetings).

No other person shall be entitled to receive notices of general meetings.

The quorum for a general meeting will consist of at least two shareholders, present in person or by proxy holding in aggregate at least one-third of our issued shares, provided that, if the general meeting is called for the consideration of the appointment or removal of a director appointed by Elbrus Capital or of Maksim Melnikov as director, only the presence of Elbrus Capital or Maksim Melnikov (or one or more trusts or nominees acting on his behalf), respectively, is required for such general meeting to be quorate. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders or called for the consideration of the appointment or removal of a director appointed by Elbrus Capital or, until the Rights Expiry Date, of Maksim Melnikov as director, shall be dissolved; in any other case it will stand adjourned to the same day of the next week, at the same time and place or on such other day and at such other time and place as the board of directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present in person or by proxy and entitled to vote, shall constitute a quorum.

Subject to the provisions of the Cyprus Companies Law and in accordance with our articles of association, a resolution in writing signed (or approved by letter or email) by all the shareholders entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting duly convened and held.

Inspection of Books and Records

Under the Cyprus Companies Law and our articles of association, our directors are required to cause accounting books to be properly maintained with respect to:

●	all sums of money received and expended by us and the matters in respect of which the receipt and expenditure takes place;
●	all sales and purchases of goods by us; and
●	our assets and liabilities.

Proper books shall not be deemed to be kept if there are not kept such books of account as are adequate to give a true and fair view of our affairs and to explain our transactions.

No shareholder (other than a shareholder who is also a director) will have any right of inspecting any of our accounts or books or documents except as conferred by statute or authorized by the directors or by our shareholders in general meeting.

According to Cyprus Companies Law, every company shall keep at its registered office a register of directors and secretary, a register of its members, a register of debentures and a register of charges and mortgages. These registers shall, except when these are duly closed, be open to the inspection of any shareholder without any charge during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, so that not less than two hours in each day are allowed for inspection).

The books containing the minutes of proceedings of any general meeting of a company shall be kept at the registered office of the company, and shall during business hours be open to the inspection of any shareholder without charge (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, so that not less than two hours in each day are allowed for inspection).

Furthermore, any shareholder and any holder of debentures of a company are entitled to be furnished on demand, without charge, a copy of every balance sheet of the company, including every document required by law to be annexed thereto, together with a copy of the auditors’ report on the balance sheet.

Winding Up

If the Company is wound up, the liquidator may, with the sanction of a special resolution and any other sanction required by the Cyprus Companies Law, divide amongst its shareholders in specie or kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for such purpose set such value as it deems reasonable upon any property to be divided as aforesaid and may determine how such division will be carried out as between the shareholders or different classes of shareholders.

Board of Directors

Appointment of the Chairman

For as long as Elbrus Capital holds at least 7% of our issued shares, the director(s) appointed by it shall have the right to appoint the chairman of the board of directors. In circumstances where Elbrus Capital holds less than 7% of our issued shares, the board of directors shall elect the chairman.

Appointment of Directors

Our articles of association provide that, unless and until otherwise determined by the Company in General Meeting, until and including the date that falls one year after the effective date of our registration statement relating to our initial public offering (such effective date being November 4, 2021), the number of directors will be at least seven (including at least three independent directors) but not more than nine (including at least three independent directors). Following such date, unless and until otherwise determined by the Company in General Meeting, the number of directors shall be nine (including at least three independent directors).

For as long as Elbrus Capital holds:

●	at least 30% of our issued shares, it shall have the right to nominate, appoint, remove and substitute five directors;
●	less than 30% but at least 20% of our issued shares, it shall have the right to nominate, appoint, remove and substitute four directors;
●	less than 20% but at least 15% of our issued shares, it shall have the right to nominate, appoint, remove and substitute three directors;
●	less than 15% but at least 10% of our issued shares, it shall have the right to nominate, appoint, remove and substitute two directors;
●	less than 10% but at least 5% of our issued shares, it shall have the right to nominate, appoint, remove and substitute one director.

Until the date that falls five years after the effective date of our registration statement relating to our initial public offering (the “Rights Expiry Date”), for as long as Maksim Melnikov holds (whether directly or through one or more trusts or nominees acting on his behalf) at least one of our issued shares, he (or, if applicable, such trust(s) or nominee(s)) shall have the right to nominate, appoint and remove Maksim Melnikov (and only Maksim Melnikov) as a director. If Maksim Melnikov is a director as at the Rights Expiry Date, he may continue as a director until he retires as director (see “—Retirement of Directors”), or he resigns from, is removed as, or is disqualified from, acting as a director.

Subject to the foregoing, our board of directors shall have power at any time to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but the total number of directors must not at any time exceed the number fixed in accordance with our articles of association. Any director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election. The directors may act notwithstanding any vacancy, but, if and so long as their number is reduced below the number fixed by our articles of association as the necessary quorum for a board meeting, the directors may act for the purpose of appointing directors so as to reach that number (except with respect to vacancies relating any director that Elbrus Capital may be entitled to appoint or, until the Rights Expiry Date, to Maksim Melnikov as director), or of summoning a general meeting, but for no other purpose.

The shareholding qualification for directors may be determined by the Company in General Meeting; unless and until so determined, no qualification is required.

Retirement of Directors

At each annual general meeting, any director (other than a director that Elbrus Capital is entitled to appoint and, until the Rights Expiry Date, Maksim Melnikov as director) then in office for whom it is the fourth annual general meeting following (i) his initial appointment by the board of directors or (ii) his last re-election by the annual general meeting (as the case may be), shall retire from office, but shall be eligible for re-appointment. If Maksim Melnikov is a director at the time of the fourth Annual General Meeting following the Rights Expiry Date, he shall retire from office as director, but shall be eligible for re-appointment.

Removal of Directors

Under Cyprus law, notwithstanding any provision in our articles of association, a director may be removed by an ordinary resolution of the general shareholders’ meeting, which must be convened with at least 28 days’ notice (although special quorum and voting arrangements apply to general meetings concerning the removal of any director that Elbrus Capital is entitled to appoint or, until the Rights Expiry Date, of Maksim Melnikov as director, see “—Ordinary Shares—Voting Rights” and “—Meetings of Shareholders”). The Company may, by ordinary resolution, of which special notice has been given in accordance with section 136 of the Cyprus Companies Law, remove any director before the expiration of his period of office notwithstanding anything in the articles of association or in any agreement between the Company and such director. Such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the Company. The office of any of the directors shall be vacated or shall be precluded from being elected if the relevant person becomes, among other things, (a) bankrupt or makes any arrangements or composition with his or her creditors generally, or (b) permanently incapable or performing his or her duties due to mental or physical illness or due to his or her death.

Powers of the Board of Directors

Our board of directors has been granted authority to manage our business affairs and may exercise all such powers of the company as are not, by law or by our articles of association, required to be exercised by the company in general meeting.

Proceedings of the Board of Directors

Our board of directors may meet, adjourn, and otherwise regulate its meetings as it thinks fit, and questions arising at any meeting shall be decided by a simple majority of votes present at the meeting. Any director may, and the secretary at the request of a director shall, at any time, summon a meeting of the board. It shall be necessary to give at least ninety-six hours’ notice of a meeting of the board to each director. A meeting may be held by telephone or other means whereby all persons present may at the same time heard and be heard by everybody else present, and persons who participate in this way shall be considered present at the meeting. In such case, the meeting shall be deemed to be held where the secretary of the meeting is located. A majority of board and committee meetings shall take place in Cyprus where the management and control of the Company shall remain.

The quorum necessary for the transaction of the business by our board of directors shall be determined by the board of directors and in case it is not so determined, then at least half the total number of directors attending a meeting in person or by an alternate shall form a quorum.

A resolution at a duly constituted meeting of our board of directors is approved by a simple majority of votes of all the directors, unless a higher majority is required on a particular matter. The chairman has a second or casting vote in case of a tie. According to our articles of association, a resolution in writing will be as valid as if it had been passed at a meeting of our board of directors when it has been signed (or approved by letter or email) by all of our directors.

Each director may nominate another person to act as his alternate director, either to act for a specific purpose or in general, and at his discretion may remove such alternate director. Such alternate directors may be appointed only upon prior written approval of the board of directors (excluding the vote of the director proposing to appoint an alternate) and may not create or lead to an actual or potential conflict of interest for such alternate director.

For so long as each of Elbrus Capital, MPOC Technologies Ltd and Goldman Sachs Group holds, respectively, at least 5% of the voting rights exercisable at the general meeting, they each will have the respective right to appoint one person to attend any meeting or meetings of the board of directors and/or any committee established by the board of directors as an observer.

Committees of the Board of Directors

Our articles of association provide that the board of directors may delegate any of its powers to a committee or committees of directors, as the board of directors sees fit. Any committee so formed shall conform to any regulations that may be imposed on it by the board of directors. For as long as Elbrus Capital holds the power to appoint at least one director, the director(s) appointed by it shall have the right to appoint, remove and substitute one of their number as a member of any one committee other than the audit committee.

Interested Directors

A director who is in any way, directly or indirectly, interested in a contract or proposed contract with us shall declare the nature of his interest at a meeting of the directors in accordance with the Cyprus Companies Law. Directors who have an interest in any contract or arrangement shall not have the right to vote (and shall not be counted in the quorum).

Notification of Shareholdings by Directors and Substantial Shareholders

There is no requirement under our articles of association or the Cyprus Companies Law for the notification of shareholdings by our directors and substantial shareholders. As none of our securities are listed on a regulated market in Cyprus or the European Union, there are no notification requirements under relevant Cyprus and European Union legislation.

Provisions Relevant to Takeovers

As none of our securities are listed on a regulated market in Cyprus or the European Union, neither the Cyprus Takeover Law nor the European Union’s Takeover Directive apply to purchases of our shares.

Our articles of association make provision for situations where a person (or group of persons acting in concert) acquires (whether by issue, transfer, or direct or indirect acquisition) shares and/or other securities giving a right to purchase our shares, or which are convertible into shares, where the result would be that such person(s) taken together with any persons acting in concert would directly or indirectly hold securities carrying:

●	30% or more, but not more than 50%, of the voting rights in the Company; or
●	50% or more of the voting rights in the Company.

In such cases, subject to certain exceptions (including the discretion of the board of directors) the articles of association provide, among other things, that the transfer or issue of shares and/or other securities giving a right to purchase our shares or which are convertible into our shares to a person will not be registered, and no person may directly or indirectly acquire an interest in shares and/or other securities giving a right to purchase our shares or which are convertible into our shares, unless such person or group of persons acting in concert simultaneously makes an unconditional cash offer to all shareholders (open for acceptance for not less than 14 calendar days) to purchase all shares held by such shareholders at a price per share not less than the highest price paid by the offeror (or persons acting in concert with it) for any shares (including shares represented by depositary receipts and those included in the proposed transfer) in the preceding 12 months (or during the period during which the offer is open), or, if no such transfers have taken place in respect of shares, at a price and on terms determined by the board of directors at its discretion to be comparable to any offer for purchase of our shares. The Depository will not be deemed to have acquired shares by reason of holding them for the purposes of the issuance of depository receipts and the requirement to make an offer does not apply to any transfer or issue of shares and/or securities giving a right to purchase our shares, or which are convertible into shares, to Elbrus Capital or any direct or indirect acquisition (including by means of entry into a voting arrangement) of an interest in our shares or securities giving a right to purchase our shares, or which are convertible into shares, by Elbrus Capital or its affiliates.

If the proposed acquirer (together with any person acting in concert with them) has acquired or has contracted pursuant to acceptances of the offer to acquire such number of our shares as would together with any other shares held by the proposed acquirer (or persons acting in concert with them) carry 80% or more of the voting rights, the proposed acquirer may give irrevocable notice to all shareholders requiring them to accept the offer, and such shareholders (and any person that becomes a shareholder following delivery of such notice pursuant to the exercise of a pre-existing option or right to acquire our shares) shall be deemed to have accepted such offer and shall accordingly be obliged to transfer their shares at the same time as the other shares sold under the offer or, if later, seven calendar days after the date of the notice being given or deemed delivered.

Relevant Provisions of Cypriot Law

The liability of our shareholders is limited. Under the Cyprus Companies Law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

As of the date of the Annual Report, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or shares represented by depositary shares of a Cypriot company even if such an acquisition confers on such person control over us if neither the shares nor shares represented by depositary shares are listed on a regulated market in the EEA. Neither our shares nor shares represented by depositary shares are listed on a regulated market in the EEA.

Irrespective of the provisions of our articles of association, it is possible to effect a squeeze-out pursuant to the provisions of the Cyprus Companies Law. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company, and the offer is accepted by the holders of 90% of the shares concerned, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade the Cypriot courts not to permit the acquisition. If the offeror company already holds more than 10% of the value of the shares concerned, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those which it already holds, more than 90%, then within one month of the date of the transfer which gives the 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of the notice, require the bidder to acquire their shares and the bidder shall be bound to do so upon the same terms as in the offer or as may be agreed between them or upon such terms as the court may order.

Material Differences in Cyprus Law and our Articles of Association and Delaware Law

General Meetings	Cyprus Law	Delaware Law
	We are required to hold an annual general meeting of shareholders each year on such	Annual shareholder meetings are typically held at such time or place as designated in

	Cyprus Law	Delaware Law

day and at such place as the directors may determine. The directors may, whenever they think fit, decide to convene an extraordinary general meeting.

Extraordinary general meetings may be convened at the request of the shareholders holding at the date of the deposit of the request at least 10% of such of the paid up share capital of the company as of the date of the deposit carries the right of voting at general meetings of the company and if the company fails, within 21 days from the date of the request, to call a meeting, the requestors (or any of them representing more than 50% of the total voting rights of all of them), may themselves convene a meeting but any meeting so convened shall not be held after the expiration of three months from the said date. If the company fails to hold its annual general meeting, it may be subject to fines and it may be ordered to hold a meeting by the Council of Ministers.

the certificate of incorporation or the bylaws. A special meeting of shareholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws. The meeting may be held inside or outside Delaware. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Quorum Requirements for General Meetings

The Cyprus Companies Law provides that a quorum at a general meeting of shareholders may be fixed by the articles of association, otherwise a quorum consists of three members. Our articles provide the quorum required for most general meetings consists of two shareholders, present in person or by proxy, holding, in aggregate, at least one-third of our issued shares. See “—Meetings of Shareholders.”

The certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification, the majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

Removal of Directors

Under the Cyprus Companies Law, any director may be removed by an ordinary resolution of the general meeting, provided that a special notice of 28 days prior to the general meeting of the shareholders has been given (however, under our articles of association, special quorum and voting arrangements apply to general meetings concerning the removal of any director that Elbrus Capital is entitled to appoint or, until the Rights Expiry Date, of Maksim Melnikov as director, see “—Ordinary Shares—Voting Rights” and “—Meetings of Shareholders”). The director concerned must receive a copy of the notice of the intended resolution and that director is entitled to be heard on the resolution at the meeting.

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may affect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

	Cyprus Law	Delaware Law

The director concerned may make representations either orally or in writing to the company, not exceeding a reasonable length, and require that the shareholders of the company be notified of such representations, either via advance notice or at the shareholders’ general meeting, unless a court in Cyprus determines that such rights are being abused to secure needless publicity for a defamatory matter.

Such removal shall be without prejudice to any claim such director may have for damages for breach of any contract of service between him and the company

Directors’ Fiduciary Duties

Under Cyprus law, the directors of a company have certain duties towards the company and its shareholders. These duties consist of statutory duties and common law duties.

Statutory duties under the Cyprus Companies Law include, among others, the duty to cause the preparation of the financial accounts in accordance with IAS/IFRS and the disclosure of directors’ salaries and pensions in the company’s accounts or in a statement annexed thereto.

In general, the directors of a Cyprus company owe a duty to manage the company in accordance with the provisions of applicable law and within the regulations of the memorandum and articles of association of the company, and failure to do so will lead to the directors being liable for breach of their fiduciary duties. In addition, directors must disclose any interests that they may have and have a statutory duty to avoid any conflict of interest. This duty is imposed on those directors who are either directly or indirectly interested in a contract or proposed contract with the company. Failure to reveal the nature of their interest at a board meeting would result in the imposition of a fine and, potentially, can also cause a relevant resolution to be invalid and make a relevant director liable to the company for breach of duty.

Directors also have a duty to conduct the affairs of the company in a manner that is not oppressive to some of the members constituting a minority. In addition, according to common law, directors must

Directors have a duty of care and a duty of loyalty to the corporation and its shareholders. The duty of care requires that a director act in good faith, with the care of a prudent person, and in the best interest of the corporation. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.

Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits, and ensure that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director or officer and not shared by the shareholders generally. Contracts or transactions in which one or more of the corporation’s directors has an interest are allowed assuming (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved.

Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

	Cyprus Law	Delaware Law

act in accordance with their duty of good faith and in the best interests of the company. They must exercise their powers for the particular purposes of which they were conferred and not for an extraneous purpose (for a proper purpose), and must display a reasonable degree of skill that may be expected from a person of his knowledge and experience.

Cumulative Voting	The company’s articles of association can contain provisions in relation to cumulative voting. Our articles of association do not contain provision on cumulative voting.	Cumulative voting is not permitted unless explicitly allowed in the certificate of incorporation.
Shareholder Action by Written Consent

According to our articles of association, a resolution in writing signed (or approved by letter or email) by all the shareholders then entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the same had been passed at a general meeting of the company duly convened and held.

Although permitted by Delaware law, publicly listed companies do not typically permit shareholders of a corporation to take action by written consent.
Business Combinations

The Cyprus Companies Law provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholder or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers.

Under Cyprus Companies Law, arrangements and reconstructions, require:

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the approval at a shareholders’ or creditors’ meeting convened by order of the court, representing a majority in value of the creditors or class of creditors or in number of votes of members or class of members, as the case may be, present and voting either in person or by proxy at the meeting;
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the approval of the court; and
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the submission of the relevant court order approving the arrangement or reconstruction for registration with the Registrar of Companies, and a copy any such court order must be enclosed to any copy of the memorandum of association issued after the date of the said court order.

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

	The Cyprus Companies Law allows for the merger of public companies as follows: (a) merger by absorption of one or more public	Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is

	Cyprus Law	Delaware Law

companies by another public company; (b) merger of public companies by way of incorporation of a new public company; and (c) fragmentation of public companies meaning (i) fragmentation by way of absorption and (ii) fragmentation by way of incorporation of new companies. These transactions require, inter alia (and subject to requirements of other sections of the Cyprus Companies Law):

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a majority in value of the creditors or class of creditors or in number of votes members or class of members, as the case may be, present and voting either in person or by proxy at the meeting;
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the directors of the companies to enter into and to approve a written reorganization or division plan, as applicable;
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the directors of the companies to prepare a written report explaining the terms of the transaction;
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the aforementioned plan and report to be examined by independents experts (one for each participant company) or a joint expert appointed by the Court for such limited purpose further to an application made by the participant companies, and the presentation of an expert report (save in prescribed circumstances), unless all the shareholders and holders of other titles carrying voting rights in each of the participant have agreed that the examination and the expert report are not required; and
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the approval of the court.

The Cyprus Companies Law provides for the cross border merger between Cyprus companies and companies registered in another European Union jurisdiction.

needed, however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Interested Shareholders	There are no equivalent provisions under the Cyprus Companies Law relating to transactions with interested shareholders. However, such transactions must be in the corporate interest of the company.

Section 203 of the Delaware General Corporation Law provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases,

	Cyprus Law	Delaware Law

including if: (a) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (i) the business combination or (ii) the transaction in which the stockholder becomes an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (c) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the Delaware General Corporation Law, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (a) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Limitations on Personal Liability of Directors

Under the Cyprus Companies Law, a director who vacates office remains liable, subject to applicable limitation periods, under any provisions of the Cyprus Companies Law that impose liabilities on a director in respect of any acts or omissions or decisions made while that person was a director.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (d)

	Cyprus Law	Delaware Law
any transaction from which the director derives an improper personal benefit.
Indemnification of Directors and Officers

Under the Cyprus Companies Law, a director shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or under a court application under which relief is granted to him by the court.

Under Delaware law, subject to specified limitations in the case of derivative suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of directors who were not parties to the suit or proceeding (even though less than a quorum), if the person:

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acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and
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in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to

	Cyprus Law	Delaware Law

indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Appraisal Rights

There is no general concept of appraisal rights under the Cyprus Companies Law, although there are instances when a shareholder’s shares may have to be acquired by another shareholder at a price ordered by the court. One such example is where a shareholder complains of oppression.

The Delaware General Corporation Law provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Under Cyprus law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, Cyprus law provides that a court may, in a limited set of circumstances, allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company).

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Amendment of Governing Documents

Under the Cyprus Companies Law, a company may alter the objects contained in its memorandum by a special resolution of the shareholders of the company (approved by 75% of those present and voting) and the alteration shall not take effect until, and except in so far as, it is confirmed on petition by a court in Cyprus.

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of

	Cyprus Law	Delaware Law
	The articles of association of a company may be altered or additions may be made to it by special resolution of the shareholders of the company.	incorporation, also be amended by the board of directors.
Dividends and Repurchases

Under Cyprus law, we are not allowed to make distributions if the distribution would reduce our net assets below the total sum of the issued share capital and the reserves that we must maintain under Cyprus law and our articles of association. Dividends may be declared at a general meeting of shareholders, but no dividend may exceed the amount recommended by the directors. In addition, the directors may on their own declare and pay interim dividends.

No distribution of dividends may be made when, on the closing date of the last financial year, the net assets, as set out in our Company’s annual accounts are, or following such a distribution would become lower than the amount of the issued share capital and those reserves which may not be distributed under the Cyprus law or our articles of association.

Interim dividends can only be paid if interim accounts are drawn up showing that funds available for distribution are sufficient and the amount to be distributed may not exceed the total profits made since the end of the last financial year for which the annual accounts have been drawn up, plus any profits transferred from the last financial year and the withheld funds made of the reserves available for this purpose, minus any losses of the previous financial years and funds which must be put in reserve pursuant to the requirements of the law and articles of association.

In general, a public company may acquire its own shares either directly, through a subsidiary or through a person acting in its name but for the account of the company, provided that the articles of association of the company allow this and as long as the conditions of the Cyprus Companies Law are met. These conditions include, inter alia, the following:

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shareholder approval via special resolution (valid for 12 months from such resolution);

Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

	Cyprus Law	Delaware Law

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the total nominal value of shares acquired by the company, including shares previously acquired and held by the company in a portfolio and the shares which a person acting in his name but who acquired same on behalf of the company, may not exceed the lesser of either 10% of the company’s issued capital or 25% of the average value of the transactions, which in the case of a listed company, was negotiated during the last 30 days;
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the shares to be repurchased need to be fully paid;
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the company must pay for shares repurchased out of the realized and non-distributable profits; and
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such repurchases may not have the effect of reducing the company’s net assets below the amount of the company’s issued capital plus those reserves which may not be distributed under the law or our articles of association.

It is noted that the relevant provisions regarding the buyback of shares under the Cyprus Companies Law are vague and unclear in some respects, and their practical implication is unclear and could prevent a buyback. As the Cyprus Companies Law is drafted, these relevant provisions only apply to shares and do not clearly apply to ADSs and, therefore, there is a strong argument that the company cannot buy back the ADSs.

Pre-emption Rights

Under the Cyprus Companies Law, each existing shareholder has a right of pre-emption entitling them to the right to subscribe for their pro-rata shares of any new share issuance made by the company for a cash consideration.

If all the shareholders do not fully exercise all their pre-emption rights, the board of directors, provided that such authority has been granted to them by the general meeting, may decide to offer and sell the remaining shares to third parties on terms not more favorable than those indicated in the notice. Shareholders’ pre-emption rights may be waived by a resolution of the general meeting adopted by a specified

Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Cyprus Law	Delaware Law

majority. The decision is passed by a majority of two-thirds of the votes corresponding either to the represented securities or to the represented issued share capital. When at least half of the issued share capital is represented, a simple majority will suffice. In connection with such waiver, the board of directors must present a written report indicating the reasons why the right of pre-emption should be waived and justifying the proposed issue price. Our shareholders have authorized the disapplication of pre-emptive rights for a period of five years from the date of the completion of our initial public offering in connection with the issue of all newly issued ordinary shares, including, to the extent relevant, any ordinary shares issued in the form of ADSs and only relates to shares issued for cash consideration.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with The Bank of New York Mellon, acting through an office located in the United Kingdom, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of Cyprus govern shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible, or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10 Additional Information—E. Taxation” of our Annual Report The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide reasonably satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, and subject to the laws of Cyprus and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay: $5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

For:

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

Termination

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;
●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States
●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
●	we appear to be insolvent or enter insolvency proceedings;
●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;
●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
●	are not liable if we or it exercises discretion permitted under the deposit agreement;
●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive the Shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;
●	when you owe money to pay fees, taxes and similar charges; or
●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to the DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office, all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the Rules of the American Arbitration Association, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.